8739 Research Drive

Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 1997, by and among First Union Commercial Mortgage Securities, Inc. as Depositor, Wachovia Bank, National Association (formerly know as First Union National Bank) as Master Servicer (the "Master Servicer"), CRIIMI MAE Services Limited Partnership as Special Servicer, and LaSalle National Bank as Trustee, with respect to Commercial Mortgage Pass Through Certificates, Series 1997 C2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Master Servicer, do hereby certify that:

  A review of the activities of the Master Servicer during the period from January 1, 2003 through December 31, 2003 and of its performance under the Agreement during such period has been made under our supervision; and

  To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period January 1, 2003 through December 31, 2003; and

  The Master Servicer has received no notice regarding qualification, or challenging the status of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 12th day of March, 2004.

Timothy E. Steward Clyde M. Alexander

Timothy E. Steward, Director Clyde M. Alexander, Director

Wachovia Bank, National Association Wachovia Bank, National Association

(formerly know as First Union National (formerly know as First Union National

Bank) Bank)

FULB 1997 C2 Inv #319/419